Exhibit 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of 1st Franklin Financial Corporation

We have audited the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries (the “Company’) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated March 15, 2007; such financial statements and report are included in the Company’s 2006 Annual Report to security holders and are incorporated herein by reference.  Our audits also included the financial statement schedule of the Company listed in Item 15.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 15, 2007

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2006 AND 2005

ASSETS
2006	2005

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 4,259,542	$ 2,156,052
	Short-term Investments	12,638	242,392
		4,272,180	2,398,444

	LOANS:
	Direct Cash Loans	261,553,883	241,313,264
	Real Estate Loans	23,562,615	23,382,248
	Sales Finance Contracts	33,724,032	30,345,466
		318,840,530	295,040,978

Less:	Unearned Finance Charges	30,169,411	34,661,179
	Unearned Insurance Commissions	10,760,935	9,752,241
	Allowance for Loan Losses	18,085,085	16,885,085
		259,825,099	233,742,473

	INVESTMENTS IN SUBSIDIARIES	85,392,353	76,157,561

	MARKETABLE DEBT SECURITIES:
	Available for Sale, at fair market value	741,623	645,271
	Held to Maturity, at amortized cost	--	--
		741,623	645,271

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $13,361,391 and $12,770,424 in 2006 and 2005, respectively	7,062,439	7,217,783
	Miscellaneous	3,276,851	2,832,288
		10,339,290	10,050,071

	TOTAL ASSETS	$ 360,570,545	$ 322,993,820

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2006 AND 2005

LIABILITIES AND STOCKHOLDERS' EQUITY

2006	2005

SENIOR DEBT:
Notes Payable to Banks	$ 24,827,681	$ 9,018,370
Senior Demand Notes, including accrued interest	48,880,076	64,120,201
Commercial Paper	107,794,812	107,574,284
	181,502,569	180,712,855

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	13,146,259	11,947,883

SUBORDINATED DEBT	67,189,657	38,901,635

Total Liabilities	261,838,485	231,562,373

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares issued or outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares issued and outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares issued and
outstanding as of December 31, 2006 and 2005	--	--
Accumulated Other Comprehensive Income	611,307	514,955
Retained Earnings	97,950,753	90,746,492
Total Stockholders' Equity	98,732,060	91,431,447

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 360,570,545	$ 322,993,820

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
INTEREST INCOME:
Finance Charges	$ 77,914,247	$ 69,228,623	$ 66,068,779
Investment Income	22,131	103,791	35,621
	77,936,378	69,332,414	66,104,400

INTEREST EXPENSE:
Senior Debt	8,875,312	6,309,551	5,073,818
Subordinated Debt	3,118,314	1,706,478	2,063,150
	11,993,626	8,016,029	7,136,968

NET INTEREST INCOME	65,942,752	61,316,385	58,967,432

PROVISION FOR LOAN LOSSES	19,108,562	19,483,632	18,096,969

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	46,834,190	41,832,753	40,870,463

NET INSURANCE INCOME	14,821,492	13,516,256	14,169,770

OTHER REVENUE	2,147,104	985,194	903,917

OPERATING EXPENSES:
Personnel Expense	40,378,370	35,926,511	34,312,589
Occupancy Expense	8,979,037	8,622,917	8,287,737
Other Expense	16,000,405	14,295,115	15,998,782
	65,357,812	58,844,543	58,599,108

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(1,555,026)	(2,510,340)	(2,654,958)

PROVISION FOR INCOME TAXES	21,504	12,647	39,428

EQUITY IN EARNINGS OF SUBSIDIARIES, Net of Tax	9,248,292	7,631,686	7,675,608

NET INCOME	7,671,762	5,108,699	4,981,222

RETAINED EARNINGS, Beginning of Period	90,746,492	86,105,294	82,622,954
Distributions on Common Stock	467,501	467,501	1,498,882
RETAINED EARNINGS, End of Period	$ 97,950,753	$ 90,746,492	$ 86,105,294

SCHEDULE I

1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 7,671,762	$ 5,108,699	$ 4,981,222
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	19,108,562	19,483,632	18,096,969
Depreciation and Amortization	1,888,433	1,827,138	1,754,700
Equity in undistributed earnings of subsidiaries	(9,234,792)	(7,628,545)	(7,661,108)
Loss on sale of marketable securities and
equipment and premium amortization on securities	(82,129)	(354,789)	43,347
(Increase) Decrease in Miscellaneous Assets	(444,563)	(614,315)	410,047
Increase (Decrease) in Other Liabilities	1,198,376	(967,352)	(1,308,689)
Net Cash Provided	20,105,649	16,854,468	16,316,488

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(231,849,878)	(196,159,931)	(196,761,835)
Loan payments	186,658,690	170,655,269	165,955,472
Purchases of securities, available for sale	--	--	--
Sales of securities, available for sale	--	--	--
Redemptions of securities, available for sale	--	--	--
Principal payments on securities, available for sale	--	--	248,854
Capital expenditures	(2,089,399)	(2,086,599)	(3,499,585)
Proceeds from sale of equipment	438,439	581,808	210,732
Net Cash Used	(46,842,148)	(27,009,453)	(33,846,362)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	569,186	(3,579,488)	8,812,994
Commercial Paper issued	44,177,066	44,700,469	28,626,116
Commercial Paper redeemed	(43,956,538)	(29,075,878)	(16,975,372)
Subordinated Debt issued	35,526,664	6,669,812	5,754,767
Subordinated Debt redeemed	(7,238,642)	(9,078,706)	(8,520,172)
Dividends / Distributions Paid	(467,501)	(467,501)	(1,498,882)
Net Cash Provided	28,610,235	9,168,708	16,199,451

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	1,873,736	(986,277)	(1,330,423)

CASH AND CASH EQUIVALENTS, beginning	2,398,444	3,384,721	4,715,144

CASH AND CASH EQUIVALENTS, ending	$ 4,272,180	$ 2,398,444	$ 3,384,721

Cash paid during the year for:	Interest	$ 11,694,753	$ 7,964,734	$ 7,101,750
	Income Taxes	31,785	50,125	39,856

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